LOAN FACILITY AGREEMENT

Dated:                                                 2006

BETWEEN:-

(1)
TEEKAY LNG PARTNERS L.P. a limited partnership formed and existing under the laws of the Republic of the Marshall Islands with its registered office at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower"); and

(2)	the banks and financial institutions listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together "the Banks" and each a "Bank"); and

(3)	ING BANK N.V. acting as arranger (in that capacity the "Arranger"); and

(4)	ING BANK N.V. acting as administrative agent and security trustee through its office at 60 London Wall, London EC2M 5TQ (in that capacity the "Agent").

WHEREAS:-

Each of the Banks has agreed to advance to the Borrower its respective Commitment of an aggregate principal amount not exceeding three hundred and thirty million Dollars ($330,000,000) to refinance the Existing Indebtedness and thereafter for the general corporate purposes of the Borrower Group on the terms and conditions herein set forth.

IT IS AGREED as follows:-

1	Definitions and Interpretation

1.1 Definitions

In this Agreement:-

1.1.1	"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.2	the "Advance Date", in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2.

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1.1.3	"Assignments" means the first priority assignments of each of the Vessels' Earnings, Insurance, Requisition Compensation and Charter Rights referred to in clause 8.1.4.

1.1.4	"Approved Brokers" means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Compass Maritime Services LLC, Fearnley AS, R. S. Platou AS and P.F. Bassoe AS.

1.1.5	"Borrower's Accounts" means the consolidated financial accounts of the Borrower to be provided to the Agent pursuant to Clause 10.2.18 of this Agreement.

1.1.6	"Borrower Group" means, from time to time, the Borrower, the Guarantors and each of their respective Subsidiaries.

1.1.7
"the Borrower's Obligations" means all of the liabilities and obligations of the Borrower to the Finance Parties under or pursuant to the Borrower's Security Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.8	"the Borrower's Security Documents" means those of the Security Documents to which the Borrower is or is to be a party.

1.1.9
"Break Costs" means all documented costs, losses, premiums or penalties incurred by any of the Finance Parties in the circumstances contemplated by Clause 17.4 or as a result of any of them receiving any prepayment of all or any part of the Facility (whether pursuant to Clauses 5.2 and 5.3 or otherwise) or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facility, and any liabilities, expenses or losses incurred by any of the Finance Parties in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by any of the Finance Parties with any member of the Borrower Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

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1.1.10
"Business Day" means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York City, United States of America; London, England; Madrid, Spain and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

1.1.11	"Change of Control" means that

(i)	Teekay Shipping Corporation ceases to own (directly or indirectly) a majority of the limited liability company interests in the General Partner; or

(ii)	the Corporate Guarantor ceases to own (directly or indirectly) a majority of the shares in the Owners; or

(iii)	the Borrower ceases to own (directly or indirectly) a majority of the shares in the Corporate Guarantor.

1.1.12
"Charters" means the charterparty for Vessel A dated 22 February 2001 and made between the relevant Owner and Charterer A and the charterparty for Vessel B dated 28 June 2001 made between the relevant Owner and Union Fenosa, S.A. (formerly Union Electrica Fenosa, S.A.) as assigned by Union Fenosa, S.A. to Charterer B (each a "Charter") as each has been and may be supplemented and amended from time to time.

1.1.13	"Charterers" means Charterer A and Charterer B (each a "Charterer").

1.1.14	"Charterer A" means Repsol YPF Trading Y Transporte S.A.

1.1.15	"Charterer B" means Union Fenosa Gas, S.A.

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1.1.16	"Charter Rights", in relation to a Vessel, means all rights and benefits accruing to the Owner of that Vessel under or pursuant to the relevant Charter and not forming part of the Earnings.

1.1.17
"Commitment" means, in relation to each Bank, the amount of the Facility which that Bank agrees to advance to the Borrower as its several liability as indicated against the name of that Bank in Schedule 1 Part I and Schedule 1 Part II, as reduced from time to time in accordance with Clause 2.4, or, where the context permits, the amount of the Facility advanced by that Bank and remaining outstanding.

1.1.18	"Commitment Commission" means the commitment commission to be paid by the Borrower to the Agent on behalf of the Banks pursuant to Clause 7.

1.1.19	"Commitment Termination Date" means the date falling one month prior to the Termination Date.

1.1.20	a "Communication" means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.21
"the Communications Address" means c/o Teekay Shipping (Canada) Ltd, Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2, fax no: +1 604 681 3011 marked for the attention of Vice President, Finance.

1.1.22	"Company" means at any given time the company responsible for a Vessel's compliance with (i) the ISM Code under paragraph 1.1.2 of the ISM Code and or (ii) the ISPS Code (as the case may be).

1.1.23	"Confirmation" means a confirmation exchange or deemed exchanged between a Future Swap Provider and the Borrower as contemplated by a Master Agreement.

1.1.24	"Corporate Guarantor" means Teekay Shipping Spain, S.L.

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1.1.25	"Corporate Guarantee" means the guarantee and indemnity of the Corporate Guarantor in respect of the Borrower's Obligations referred to in clause 8.1.2.

1.1.26
"Currency of Account" means, in relation to any payment to be made to a Finance Party pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.27	"Default Rate" means the rate which is the aggregate of LIBOR, any Mandatory Cost, the Margin and one point five per centum (1.5%) per annum.

1.1.28	"Distribution Drawing" means a Drawing used or intended to be used by the Borrower to fund cash distributions to its general partner and limited partners.

1.1.29	"DOC" means in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

1.1.30	"Dollars" "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.31	"Drawdown Notice" means a notice complying with Clause 2.3 in the form set out in Schedule 5.

1.1.32
"Drawing" means a part (or, if requested and available, all) of the Facility advanced by the Banks to the Borrower in accordance with Clause 2, and which shall be designated either a General Revolving Drawing or a Distribution Drawing.

1.1.33
"Earnings", in relation to a Vessel, means all hires including (without limitation) all time charter hire and bareboat charter hire, freights, pool income and other sums payable to or for the account of the Owner in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

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1.1.34	"Earnings Account" means a bank account to be opened (in the event that an Event of Default has occurred) in the joint names of the Owners with the Earnings Account Holder .

1.1.35
"Earnings Account Holder" means the bank or financial institution which (following the occurrence of an Event of Default) at any time, with the Agent's prior written consent, holds the Earnings Account.

1.1.36
"Encumbrance" means any mortgage, charge, pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which, in any of the aforementioned instances, has the effect of creating security.

1.1.37
"Environmental Affiliate" means an agent or employee of an Owner or a person in a contractual relationship with an Owner in respect of the Vessel owned by it (including without limitation, the operation of or the carriage of cargo of such Vessel).

1.1.38	"Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

1.1.39
"Environmental Claim" means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

1.1.40	"Environmental Incident" means:

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(a)	any release of Environmentally Sensitive Material from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of such Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from such Vessel and in connection with which that Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the relevant Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

1.1.41	"Environmental Laws" means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

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1.1.42
"Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

1.1.43	"Event of Default" means any of the events set out in Clause 12.2.

1.1.44	"Execution Date" means the date on which this Agreement is executed by each of the parties hereto.

1.1.45
"Existing Indebtedness" means the Financial Indebtedness owed by Naviera Teekay Gas S.L. under the terms of a syndicated credit agreement dated 22 February 2001 entered into with J.P. Morgan Europe Limited as agent for a syndicate of lenders in respect of Vessel A.

1.1.46	"Facility" means the reducing revolving credit facility made available by the Banks to the Borrower pursuant to this Agreement.

1.1.47	"the Facility Outstandings" at any time means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments or voluntary reductions.

1.1.48
"the Facility Period" means the period beginning on the Execution Date and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Security Documents.

1.1.49	"Fee Letter" means a letter or letters from the Agent to the Borrower setting out certain fees payable to the Agent in connection with the Facility.

1.1.50	"the Finance Parties" means the Banks, the Arranger, the Agent and any Future Swap Provider.

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1.1.51	"Financial Indebtedness" means any indebtedness of any person for or in respect of:

(a)	moneys borrowed or raised;

(b)	amounts raised under any acceptance credit facility;

(c)	amounts raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments;

(d)	amounts raised pursuant to any issue of shares of the relevant person which are expressed to be redeemable;

(e)	the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with GAAP, be treated as finance or capital leases;

(f)	the amount of any liability in respect of any purchase price for assets or services, the payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(g)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument;

(h)
all interest rate, currency swap and similar agreements obliging the making of payments, whether periodically or upon the happening of a contingency (and the value of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);

(i)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	any guarantee of indebtedness falling within paragraphs (a) to (i) above.

1.1.52	"First Reduction Date" means the date falling six (6) calendar months after the Execution Date.

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1.1.53
"Free Liquidity" means cash, cash equivalents and marketable securities to which the Borrower and/or its Subsidiaries shall have free, immediate and direct access each as reflected in the Borrower's most recent Borrower's Accounts.

1.1.54
"Future Swap Provider" means any party that enters into a Master Agreement with the Borrower for the purpose of hedging interest costs in relation to the Facility and is designated by the Borrower to the Agent as a Future Swap Provider.

1.1.55	"GAAP" means the generally accepted accounting principles in the United States of America.

1.1.56	"General Revolving Drawing" means a Drawing other than a Distribution Drawing.

1.1.57	"General Partner" means Teekay GP L.L.C., a Marshall Islands limited liability company acting in its capacity as the general partner in the Borrower.

1.1.58	"Guarantors" means the Corporate Guarantor and each of the Owners (each a "Guarantor").

1.1.59
"the Indebtedness" means the Facility Outstandings; any Master Agreement Liabilities; all other sums of any nature including costs (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Finance Parties pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.60
"Insurances", in relation to a Vessel, means all policies and contracts of insurance (including but not limited to hull and machinery, all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

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1.1.61	"Interest Payment Date" means each date for the payment of interest in accordance with Clause 6.

1.1.62	"Interest Period" means each interest period selected by the Borrower or agreed by the Banks pursuant to Clause 6.

1.1.63	"the ISM Code" means the International Ship Management Code for the Safe Operation of Ships and for Pollution Prevention.

1.1.64	"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

1.1.65
"the ISPS Code" means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974.

1.1.66
"law" or "Law" means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.67
"LIBOR" means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed on Telerate page 3750 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period or if there is no such display rate then available for Dollars for an amount comparable to the Drawing, the arithmetic mean (rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1, 2, 3 or 4) or upwards if the digit displayed in the fifth decimal place is 5, 6, 7, 8 or 9) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which it is offered deposits in Dollars and for the required period by prime banks in the London Interbank Market.

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1.1.68	"Majority Banks" means any one or more Banks whose combined Proportionate Shares exceed sixty six and two thirds per centum (66⅔%).

1.1.69	"Managers" means Teekay Servicios Maritimos S.L. as the technical managers of the Vessels and Teekay Shipping Limited as the commercial managers of the Vessel (each a "Manager").

1.1.70
"Mandatory Cost" means for each Bank to which it applies, the cost imputed to that Bank of compliance with the mandatory liquid asset requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority, determined in accordance with Schedule 6 (Calculation of the Mandatory Cost).

1.1.71	"Margin" means fifty five basis points (55bps).

1.1.72
"Master Agreement" means any ISDA Master Agreement entered into between a Future Swap Provider and the Borrower for the purpose of hedging interest costs under the Facility (and designated by the Borrower as a Master Agreement for the purposes of this Facility) and each Confirmation exchanged pursuant to that Master Agreement.

1.1.73
"Master Agreement Liabilities" means at any relevant time all liabilities of the Borrower to a Future Swap Provider under or pursuant to a Master Agreement, whether actual or contingent, present or future.

1.1.74	"Material Adverse Effect" means a material adverse change in, or a material adverse effect on:

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(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Borrower Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Borrower Group taken as a whole and (y) the ability of the Borrower to perform each of its obligations under the Security Documents.

1.1.75	"Material Subsidiary" means a Subsidiary of the Borrower whose:

(a)	net assets exceed 10 per cent. of the consolidated net assets of the Borrower Group; or

(b)	gross assets exceed 10 per cent of the consolidated gross assets of the Borrower Group;

(c)	current revenues exceed 10 percent. of the consolidated revenues of the Borrower Group during the two most recent consecutive quarters.

1.1.76
"the Maximum Facility Amount" means an amount not exceeding the three hundred and thirty million Dollars ($330,000,000) subject to any reductions effected in accordance with Clauses 2.4, 15.7 and 15.8.

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1.1.77
"Mortgages" means together the first priority Spanish ship mortgages over each of the Vessels made or to be made between the relevant Owner and the Banks referred to in Clause 8.1.5 (each a "Mortgage").

1.1.78	"Owner" means in respect of Vessel A, Naviera Teekay Gas S.L. (formerly Naviera F Tapias Gas S.A.) and in respect of Vessel B, Naviera Teekay Gas II S.L. (formerly Naviera F Tapias Gas II S.A.)

1.1.79	"Owners Guarantee" means the joint and several guarantee and indemnity of each of the Owners in respect of the Indebtedness referred to in Clause 8.1.1.

1.1.80	"Party" means a party to this Agreement and any Future Swap Provider.

1.1.81
"Permitted Liens" means (i) any Encumbrance which has the prior written approval of the Agent acting upon the instructions of all the Banks or (ii) any Encumbrances that do not exceed ten million Dollars ($10,000,000) and arise either by operation of law or in the ordinary course of the business of the relevant Security Party which are discharged in the ordinary course of business.

1.1.82	"Pledgor" means the Corporate Guarantor.

1.1.83	"Potential Event of Default" means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.84	"Pre-Approved Classification Society" means any of Det norske Veritas, Lloyds Register of Shipping, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas.

1.1.85	"Pre-Approved Flag" means Spain, Bahamas, Singapore, the Marshall Islands, Norwegian International Ship Registry, Liberia, Isle of Man, Cayman Islands and Bermuda.

1.1.86	"Proceedings" means any suit, action or proceedings begun by any of the Finance Parties arising out of or in connection with the Security Documents.

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1.1.87
"Proportionate Share" means, for each Bank, the percentage that its Commitment bears to the aggregate Commitments of all Banks from time to time, being initially the percentage indicated against the name of that Bank in Schedule 1.

1.1.88	"Reference Banks" means ING Bank N.V., HSBC Bank plc and The Royal Bank of Scotland plc.

1.1.89
"Requisition Compensation", in relation to a Vessel, means all compensation or other money which may from time to time be payable to an Owner as a result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.90
"the Security Documents" means this Agreement, the Assignments, the Owners Guarantee, the Shares Charges, the Corporate Guarantee, the Mortgages, or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed as security for the payment of all or any part of the Indebtedness.

1.1.91
"Security Parties" means, at any relevant time, the Borrower, the Owners, the Corporate Guarantor, the Pledgor and any other party who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

1.1.92	"Shares Charges" means the pledges or charges of the shares of each of the Owners executed by the Pledgor in favour of the Banks referred to in Clause 8.1.3.

1.1.93	"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

1.1.94
"SMS" means, in relation to each Vessel, a safety management system for that Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

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1.1.95
"Subordination Agreement" means a subordination agreement to be entered into between the Borrower, the Agent on behalf of the Banks and itself and a Future Swap Provider pursuant to which the Future Swap Provider will subordinate its interest in the Security Documents to that of the Banks and the Agent in such form as the Agent (acting on the instructions of all the Lenders, such instructions to be obtained by the Agent and given by the Lenders as soon as possible) shall reasonably require.

1.1.96
"Subsequent Reduction Dates" means each date falling at consecutive six (6) monthly intervals after the previous Subsequent Reduction Date which in the case of the first Subsequent Reduction Date shall be six (6) months after the First Reduction Date.

1.1.97	"Subsidiary" means a subsidiary undertaking, as defined in section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.98
"Tangible Net Worth" means the issued and paid up share capital (including share premium or items of a similar nature (but excluding shares which are expressed to be redeemable)), loans from shareholders (where subordinated to the satisfaction of the Agent), and amounts standing to the credit of the capital reserves of the Borrower,

(a)	plus any credit balance carried forward on the Borrower's consolidated profit and loss account,

(b)	less:

(i) any debit balance carried forward on the Borrower's consolidated profit and loss account;

(ii) any amount shown for goodwill, including on consolidation, or any other intangible property (other than intangible property relating to contracts as shown in the balance sheet of the Borrower); and

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(iii) any amount attributable to minority interests in Subsidiaries.

1.1.99
"Taxes" means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of a Finance Party or branch thereof, and "Tax" and "Taxation" shall be interpreted accordingly.

1.1.100	"the Termination Date" means the twelfth anniversary of the Execution Date.

1.1.101	"Total Commitment" means at any time the sum of all the Commitments.

1.1.102	"Total Loss", in relation to a Vessel, means:-

(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title, compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of its Owner within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

1.1.103	"Transfer Certificate" means a certificate materially in the form set forth in Schedule 4 signed by a Bank and a Transferee whereby:-

(a)
such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights and obligations under this Agreement upon and subject to the terms and conditions set out in Clause 14; and

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(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 14.

1.1.104	"Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

1.1.105	"Transferee" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights and obligations under this Agreement.

1.1.106	"the Trust Property" means:-

(a)	the benefit of Clause 8 and the covenants contained in Clause 9.3; and

(b)
all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement, the Mortgages and the Shares Charges), with the exception of any benefits arising solely for the benefit of the Agent.

1.1.107
"Valuation" means in relation to a Vessel, the written valuation of that Vessel expressed in Dollars addressed to all the Banks prepared by one of the Approved Brokers (or such other firms of reputable independent shipbrokers as may be acceptable to the Majority Banks), to be nominated by the Borrower. Such valuations shall be prepared at the Borrower's expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm's length on a charter free basis between a willing buyer and a willing seller.

1.1.108	"Vessel A" means m.v. "HISPANIA SPIRIT" and everything now or in the future belonging to her on board and ashore.

1.1.109	"Vessel B" means m.v. "GALICIA SPIRIT" and everything now or in the future belonging to her on board and ashore.

1.1.110	"the Vessels" means Vessel A and Vessel B (each a "Vessel").

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1.2 Interpretation

In this Agreement:-

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2
words denoting persons include corporations, limited liability companies, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4	references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any of the Finance Parties include its successors, transferees and assignees;

1.2.9
in the case of the Borrower, any references to company or body corporate, incorporation, shares, officers and directors and shareholders shall be construed as references to limited partnership, formation, common units, partners and unitholders as appropriate;

1.2.10	references to times of day are unless otherwise stated to London time; and

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1.2.11
unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

2	The Facility and its Purpose

2.1
Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower its Commitment of an aggregate principal amount not exceeding the Maximum Facility Amount to be used by the Borrower for the purposes referred to in the Recital provided however that any Drawing that the Borrower intends to use as a Distribution Drawing shall be designated as a Distribution Drawing in the relevant Drawdown Notice completed in accordance with clause 2.3 and such Distribution Drawing shall be subject to the repayment terms set forth in Clause 5.1.

2.2
Drawings Subject to satisfaction by the Borrower of the conditions set out in Clause 3.1 (in respect of the first Drawing), Clause 3.3 (in respect of all subsequent Drawings), and subject to Clause 2.3, and provided that the maximum aggregate amount of the Facility Outstandings at any given time during the Facility Period shall not exceed the Maximum Facility Amount, each Drawing shall be advanced to the Borrower, in each case by the Agent transferring the amount of the Drawing to such account as the Borrower shall notify to the Agent in the relevant Drawdown Notice by such same day method of funds transfer as the Agent shall select.

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2.3
Advance of Drawings Each Drawing shall be advanced in Dollars. Each Drawing shall be advanced on a Business Day, provided that the Borrower shall have given to the Agent not more than ten and not fewer than three Business Days' notice in writing (and if such notice is given on the third Business Day prior to the required Advance Date it shall be given not later than 3:00 pm) materially in the form set out in Schedule 5 of the required Advance Date of the Drawing in question and provided that the requested Drawing would not cause a breach of Clause 2.5. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1	all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2	no Event of Default or Potential Event of Default has occurred or will then have occurred; and

2.3.3	no Event of Default or Potential Event of Default will result from the advance of the Drawing in question.

The Drawdown Notice shall state that the Drawing shall be designated, based on its intended use either as a General Revolving Drawing or a Distribution Drawing

The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Agent on the Advance Date requested.

2.4	Facility Reduction

2.4.1
The aggregate amount of the Facility available to the Borrower for drawing under this Agreement shall be three hundred and thirty million Dollars ($330,000,000) during the period from the Execution Date until the First Reduction Date. On the First Reduction Date and on each of the Subsequent Reduction Dates the amount of the Facility available for drawing shall be reduced in accordance with the reduction schedule set out in Schedule 3. On the Termination Date the Facility available shall be reduced to zero. Subject to the proviso hereto, the mandatory reductions in the amount of the Facility available for drawing required pursuant to this Clause will be made in the amounts and at the times specified whether or not the Maximum Facility Amount is reduced pursuant to Clause 2.4.2, Clause 2.4.3, Clause 2.4.4, Clause 15.7 or Clause 15.8. PROVIDED ALWAYS THAT any reductions pursuant to Clause 2.4.2 (voluntary reductions), Clause 2.4.3 (sale) or Clause 2.4.4 (Total Loss) shall be applied to the remaining mandatory reductions hereunder on a pro rata basis.

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2.4.2
The Borrower may voluntarily cancel the Maximum Facility Amount in whole or in part in an amount of not less than five million Dollars ($5,000,000) such amount to be in integral multiples of one million Dollars ($1,000,000), provided that it has first given to the Agent not fewer than three (3) Business Days' prior written notice expiring on a Business Day (the "Cancellation Date") of its desire to reduce the Maximum Facility Amount. Such notice, once received by the Agent, shall be irrevocable and shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so cancelled up to and including the Cancellation Date together with any Break Costs in respect of such cancelled amount if the Cancellation Date is not an Interest Payment Date. Any such reduction in the Maximum Facility Amount shall not be reversed.

2.4.3
In the event of a sale or disposal of a Vessel, the Maximum Facility Amount shall be reduced by the greater of (i) an amount equal to the Total Commitment multiplied by a fraction the numerator of which is the value of the relevant Vessel (based on a Valuation) and the denominator of which is the aggregate value of the Vessels (based on their Valuations) and (ii) an amount sufficient to ensure that the Total Commitment remaining after such reduction does not exceed the aggregate of the remaining scheduled charterhire payments to be paid to the relevant Owner under the relevant Charter for the remaining Vessel during the remaining period of that Charter (ignoring any option period which has not been exercised) (the "Mandatory Commitment Reduction"). Such reduction shall be made on the date of such sale or disposal. If, as a result of any reduction in the Maximum Facility Amount pursuant to this Clause, the Facility Outstandings exceed the Maximum Facility Amount, the Borrower shall, on the date of the sale or disposal, prepay such amount of the Facility Outstandings as will ensure that the Facility Outstandings are not greater than the Maximum Facility Amount. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not an Interest Payment Date. Any such reduction in the Maximum Facility Amount shall not be reversed.

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2.4.4
In the event that either Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the "Reduction Date"), the Maximum Facility Amount shall be reduced by the Mandatory Commitment Reduction. Any such reductions in the Maximum Facility Amount shall not be reversed. If, as a result of any reduction in the Maximum Facility Amount pursuant to this Clause the Facility Outstandings exceed the Maximum Facility Amount, the Borrower shall, on the earlier to occur of (i) the date on which the relevant Owner receives the proceeds of such Total Loss and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay such amount of the Facility Outstandings as will ensure that the Facility Outstandings are not greater than the Maximum Facility Amount. Any such prepayment shall not be reborrowed and Clause 5.4 shall apply to any such prepayment.

2.4.5
To the extent that repayments or prepayments made by the Borrower to the Agent in accordance with this Agreement reduce the Facility Outstandings to less than the Maximum Facility Amount, the Borrower shall again be entitled to make Drawings up to the Commitment Termination Date in accordance with and subject to the terms of this Agreement. Any part of the Facility which is undrawn on the Commitment Termination Date shall be automatically cancelled.

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2.4.6
Simultaneously with each reduction of the Maximum Facility Amount in accordance with Clause 2.4.1, Clause 2.4.2, Clause 2.4.3 and Clause 2.4.4 (as the case may be), the Commitment of each Bank will reduce so that the Commitments of the Banks in respect of the reduced Maximum Facility Amount remain in accordance with their respective Proportionate Shares.

2.4.7
Any voluntary reductions of the Facility under Clause 2.4.2 or mandatory reductions of the Facility under Clause 2.4.3 or 2.4.4 shall be applied pro rata against the scheduled reductions of Commitment set out in Schedule 3.

2.5
Restrictions on Drawings The Borrower shall not be entitled to make more than one Drawing on any Business Day. Each Drawing shall be of an amount of not less than five million Dollars ($5,000,000). If at any time during the Facility Period the Facility Outstandings exceed the Maximum Facility Amount then available or if a proposed Drawing added to the Facility Outstandings would result in the Maximum Facility Amount being exceeded then the Borrower shall immediately pay to the Agent on behalf of the Banks such amounts as will ensure that the Facility Outstandings are equal to or less than the Maximum Facility Amount then available.

2.6	Termination Date No Bank shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

2.7
Several obligations The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to any Finance Party nor shall any Finance Party be liable for the failure of another Bank to perform any of its obligations under or in connection with this Agreement.

2.8
Application of Facility Without prejudice to the obligations of the Borrower under this Agreement, no Finance Party shall be obliged to concern itself with the application of the Facility by the Borrower.

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2.9
Loan facility and control accounts The Agent will open and maintain such loan facility account or such other control accounts as the Agent shall in its discretion consider necessary or desirable in connection with the Facility, and shall debit or credit such account with the amount of any Drawings hereunder, interest accrued, commission and expenses payable hereunder, and any amounts paid by the Borrower in respect of such obligations. Additionally:-

2.9.1	The balance on that account shall represent the amount of the Borrower's debt to the Banks from time to time hereunder.

2.9.2
Without prejudice to that account, each Bank shall open an account in the name of the Borrower which shall show, according to the Commitments of each Bank, the amounts owing to it in respect of the liabilities referred to above, with the effect that the balance on that account shall represent the amount owed by the Borrower to each Bank from time to time.

2.9.3
For the purposes of Article 571 et seq. of the Spanish Law on Civil Procedure (Ley de Enjuiciamiento Civil), the parties expressly agree that the Agent (or the Bank in question) may determine the debt due and payable which may be claimed in enforcement proceedings, by means of a certificate showing the balance on the Borrower's account or accounts. For the purposes of the preceding paragraph, it shall be sufficient for the purposes of bringing enforcement proceedings to produce an authorised copy of that document and a notarial instrument incorporating a certificate issued by the Agent (or by the Bank in question) showing that the debt has been calculated in accordance with the terms agreed by the parties in this deed and that the balance in question is the same as that on the account or accounts maintained by the Borrower.

2.9.4
It is expressly agreed that the balance on the account or accounts in question shall be treated as the evidence of the debt owed by the Borrower, and that may be claimed in accordance with this Clause 2.9 and the Security Documents.

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3	Conditions Precedent and Subsequent

3.1
Conditions Precedent - First Drawing Before any Bank shall have any obligation to advance the first Drawing under the Facility, the Borrower shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:-

3.1.1
Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or an officer of the Security Party (or its sole member or general partner) in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2
Corporate authorities A copy, certified by a director or any duly authorised officer of the Security Party (or its sole member or general partner) in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors of each Security Party or such Security Party's general partner (together, where appropriate, with signed waivers of notice of any directors' meetings) approving, and authorising or ratifying the execution of, those of the Security Documents and each Drawdown Notice to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3
Officer's certificate A certificate (i) signed by a duly authorised officer or representative of each of the Security Parties (or its sole member or general partner) setting out the names of the directors and officers of that Security Party (or its sole member or general partner) and (ii) issued by each Security Party's company registry confirming due incorporation and valid existence and (when such information is maintained by the registry) the names of its directors and shareholders.

3.1.4
Power of attorney The power of attorney (notarially attested and legalised, if necessary, for registration purposes) of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party.

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3.1.5	The Security Documents The Security Documents, together with all notices and other documents required by any of them, duly executed.

3.1.6	Drawdown Notice A Drawdown Notice.

3.1.7	Process agent A letter from Teekay Shipping (UK) Ltd accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.8
Legal opinions Confirmation satisfactory to the Agent that all legal opinions required by the Agent on behalf of the Finance Parties will be given substantially in the form required by the Agent on behalf of the Finance Parties.

3.1.9	Shares Charges Documents Any documents required by the Shares Charges.

3.1.10	Certified copies Certified copies of the Charters.

3.1.11	Fee Letter The Fee Letter duly signed and payment of all bank fees that have fallen due thereunder and hereunder.

3.1.12
Evidence of Owners' title Confirmation satisfactory to the Agent that (a) the Vessels are permanently registered under the Vessels' respective flag states in the ownership of their respective Owners (b) that the Mortgages will be registered with first priority against the Vessels and (c) there will be no further Encumbrances registered against the Vessels.

3.1.13	Accounts The audited consolidated accounts for the Borrower for the year ended 31 December 2005.

3.1.14
Evidence of insurance Evidence that the Vessels are insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with a written opinion on the Insurances from an insurance adviser appointed by the Agent.

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3.1.15
Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that each of the Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

3.2
Conditions Subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or not later than ten (10) days or such other period as the Agent may have consented to after, the first Advance Date, the following additional documents and evidence:-

3.2.1	Legal opinions Such legal opinions as the Agent on behalf of the Banks shall require pursuant to Clause 3.1.8.

3.2.2
Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and any other relevant authorities within the statutory time limit.

3.2.3
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Agent.

3.2.4
Evidence of Owners' title Certificates of ownership and encumbrance (or equivalent) issued by the Registrar of Ships and the Registrar of Movable Assets (or equivalent officials) of the Vessels' flag state confirming that (a) the Vessels are permanently registered under that flag in the ownership of their respective Owners (b) the Mortgages have been registered with first priority against the Vessels and (c) there are no further Encumbrances registered against the Vessels.

3.3
Conditions Precedent - Subsequent Drawings Before any Bank shall have any obligation to advance any subsequent Drawings under the Facility, the Borrower shall deliver or cause to be delivered to the order of the Agent, a Drawdown Notice, in addition to the documents and evidence referred to in Clause 3.1 where such documents and evidence have not already been delivered to and received by the Agent.

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3.4
No waiver If the Banks in their sole discretion agree to advance any part of the Facility to the Borrower before all of the documents and evidence required by Clause 3.1 or Clause 3.3 (as the case may be) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date agreed by the Agent and the Borrower and the advance of any part of the Facility shall not be taken as a waiver of the Agent's right to require production of all the documents and evidence required by Clause 3.1 or Clause 3.3 (as the case may be).

3.5	Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:-

3.5.1	be in form and substance reasonably acceptable to the Agent;

3.5.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner acceptable to the Agent acting reasonably;

3.5.3	if required for registration purposes, be certified, notarised, legalised or attested in a manner acceptable for registration.

3.6
Event of Default No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which the advance of a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.

4	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 4.16 shall only be made on the first Advance Date and that the representation and warranty contained at Clause 4.9 shall only be made on the Execution Date) :-

4.1
Incorporation and capacity Each of the Security Parties is a body corporate duly constituted, organised and validly existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business and are acting on their own account.

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4.2
Solvency None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties. For this purpose a Security Party will be deemed insolvent if it is unable to pay its debts within the meaning of S.123 of the Insolvency Act 1986 or, as the case may be, the Spanish Insolvency Act, 22/2003.

4.3
Binding obligations The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms subject to applicable laws regarding creditors' rights in general.

4.4
Satisfaction of conditions All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws.

4.5
Registrations and consents With the exception only of the registrations referred to in Clauses 3.2.2 and registration in Spain of the relevant Security Documents all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and the Borrower is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

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4.6
Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

4.7
No material litigation Except for those matters disclosed in writing to the Agent, there is no action, suit, arbitration or administrative proceeding nor any contemplated action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which is not covered by adequate insurance which would, or would be likely to, have a materially adverse effect on the business or financial condition of the Borrower Group taken as a whole.

4.8
No breach of law or contract The execution, delivery and performance of the Security Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents.

4.9
No deductions Except as disclosed to the Agent in writing, that to the best of their knowledge belief and without undue enquiry, none of the Security Parties is required to make any deduction or withholding from any payment which it may be obliged to make to any of the Finance Parties under or pursuant to the Security Documents.

4.10	Use of Facility The Facility will be used to refinance the Existing Indebtedness and thereafter for the general corporate purposes of the Borrower Group.

4.11
Material Adverse Change Since the publication of the Borrower's Accounts for the year ended 31 December 2005 there has been no change in the business, assets, operations or condition (financial or otherwise) of the Borrower Group taken as a whole which has had a Material Adverse Effect.

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4.12
No default None of the Security Parties is in default of its obligations under any other financing documents to which it is a party to an extent or in a manner which might have a Material Adverse Effect on the business or condition (financial or otherwise) of the Borrower Group taken as a whole and no Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

4.13
Pari passu ranking The payment obligations of each of the Security Parties under the Security Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies incorporated in the relevant Security Party's country of incorporation or otherwise applicable to that Security Party.

4.14
No Immunity In any proceedings taken in any of the Security Parties' respective jurisdictions of incorporation in relation to any of the Security Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.15
Governing Law and Judgments In any proceedings taken in any of the Security Parties' jurisdiction of incorporation or organisation in relation to any of the Security Documents in which there is an express choice of the law, the submission to that jurisdiction of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

4.16
Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Security Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding and (c) to make the Security Documents admissible in evidence in the jurisdictions of incorporation or organization of each of the Security Parties, have been done, fulfilled and performed.

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4.17
No Filing or Stamp Taxes Under the laws of the Security Parties' respective jurisdictions of incorporation or organisation in force at the date hereof, it is not necessary that any of the Security Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or organisation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Security Documents.

4.18
Borrower's Accounts The Borrower's Accounts for the year ending 31 December 2005 and all other annual financial statements relating to the Borrower required to be delivered under Clause 10.2.18 of this Agreement, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Borrower Group at the date as of which they were prepared and the results of the Borrower Group’s operations during the financial period then ended.

4.19	Ownership and Security

4.19.1	(i) The Corporate Guarantor owns (directly or indirectly) a majority of the shares in the Owners;

(ii) the Borrower owns (directly or indirectly) a majority of the shares in the Corporate Guarantor; and

(iii) Teekay Shipping Corporation owns (directly or indirectly) a majority of the limited liability company interests in the General Partner.

4.19.2
Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

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4.20
Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents, will be for the account of members of the Borrower Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

4.21
Adverse consequences To the best of the Borrower's knowledge the execution, delivery and subsequent performance by each of the Security Parties and Finance Parties of the Security Documents will not have any adverse consequences for the Finance Parties.

4.22	Representations Limited The representation and warranties of the Borrower in this Clause 4 are subject to:

4.22.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

4.22.2
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

4.22.3	the time barring of claims under any applicable limitation acts;

4.22.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

4.22.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

5	Repayment and Prepayment

5.1
Repayment Each Drawing shall be repaid by the Borrower to the Agent on behalf of the Banks on the last day of its Interest Period unless the Borrower selects a further Interest Period for that Drawing in accordance with Clause 6, provided that the Borrower shall not be permitted to select such further Interest Period if an Event of Default or Potential Event of Default has occurred and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. The Borrower shall on the Termination Date repay to the Agent as agent for the Banks all Facility Outstandings. The Borrower will cause the aggregate outstanding principal balance of Distribution Drawings to be zero for a period of at least fifteen (15) consecutive Business Days during any twelve (12) month period.

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5.2
Prepayment The Borrower may prepay the Facility Outstandings in whole or in part in integral multiples of one million Dollars ($1,000,000) (or as otherwise may be agreed by the Agent), each such prepayment to be of a minimum amount of five million Dollars ($5,000,000) on the last day of an Interest Period, provided that it has first given to the Agent not fewer than five (5) days prior written notice expiring on the last day of an Interest Period of its intention to do so. Any notice pursuant to this Clause 5.2 once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the last day of the Interest Period specified in the notice, together with all interest accrued on the amount prepaid up to and including that last day of the Interest Period in question.

5.3
Mandatory Prepayment If at any time the Facility Outstandings shall exceed the Maximum Facility Amount the Borrower shall immediately prepay to the Agent on behalf of the Banks such amounts as will ensure that the Facility Outstandings do not exceed the Maximum Facility Amount and shall pay to the Banks all interest accrued on the amount prepaid up to and including the date on which such prepayment occurred.

5.4
Prepayment indemnity If the Borrower shall make a prepayment on a Business Day other than the last day of an Interest Period, it shall pay to the Agent on behalf of the Banks such amount which is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the prepayment in question.

5.5
Application of prepayments Any prepayment by the Borrower in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other expenses outstanding; secondly of all interest accrued with respect to the outstanding Drawings; and thirdly of the outstanding Drawings.

5.6	Reborrowing of prepayments Any amount prepaid pursuant to this Agreement may be reborrowed in accordance with Clause 2.2.

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6	Interest

6.1
Interest Periods The period during which any Drawing shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of one, three, six or twelve months' duration, as selected by the Borrower by written notice to the Agent not later than 3:00 p.m. on the fourth Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Banks in their discretion. No more than three one (1) month Interest Periods may be selected by the Borrower in each twelve (12) month period during the Facility Period.

6.2
Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Advance Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 6.1. Any subsequent Interest Period selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 6.1. However, in respect of any Drawings outstanding on the Termination Date, the Interest Period applicable to such Drawings shall end on the Termination Date.

6.3
Interest rate During each Interest Period, interest shall accrue on each Drawing at the rate determined by the Agent to be the aggregate of (a) the Margin (b) LIBOR and (c), if applicable, the Mandatory Cost determined at or about 11.00 a.m. (London time) on the second Business Day prior to the beginning of the Interest Period relating to that Drawing.

6.4
Accrual and payment of interest During the Facility Period, interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding three months, on the last day of each successive three month period after the beginning of that Interest Period.

6.5
Ending of Interest Periods If any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the immediately preceding Business Day).

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6.6
Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Agent shall in its reasonable discretion determine, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Banks on demand.

6.7
Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

7	Fees

7.1
The Borrower shall pay to the Agent for distribution to the Banks Commitment Commission at the rate of seventeen point five basis points (17.5bps) per annum on any undrawn and uncancelled part of the Facility. The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed and shall be paid quarterly in arrears from the Execution Date until the Commitment Termination Date with a pro rata payment being due and payable on the Commitment Termination Date.

7.2	The Borrower shall pay to the Agent the fees detailed in a fee letter dated on or about the date hereof made between the Borrower and the Agent.

8	Security Documents

8.1
As security for the repayment of the Indebtedness, the Borrower will execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date, the following Security Documents in such forms and containing such terms and conditions as the Agent requires:-

8.1.1	the Owners Guarantee the joint and several guarantee and indemnity of each of the Owners in respect of the Borrower's Obligations;

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8.1.2	the Corporate Guarantee the guarantee and indemnity of the Corporate Guarantor in respect of the Borrower's Obligations;

8.1.3	Shares Charges a pledge of the shares of each of the Owners entered into by the Pledgor in favour of the Banks;

8.1.4	the Assignments deeds of assignment of the Earnings, Insurances, Requisition Compensation and Charter Rights executed by the Owners as security for the Owners Guarantee;

8.1.5	the Mortgages the first priority statutory ship mortgages over each of the Vessels executed by the relevant Owner and the Borrower in favour of the Banks as security for the Owners Guarantee.

9	Agency and Trust

9.1
Appointment Each of the Finance Parties appoints the Agent its agent for the purpose of administering the Facility and the Security Documents and authorises the Agent and its directors, officers, employees and agents acting on the instructions from time to time of the Majority Banks, and subject to Clauses 9.4 and 9.19, to execute the Security Documents (other than the Mortgages and the Shares Charges) on its behalf and to exercise all rights, powers, discretions and remedies vested in the Banks under or pursuant to the Security Documents, together with all powers reasonably incidental to them.

9.2
Authority Each of the Finance Parties irrevocably authorises the Agent, acting on the instructions from time to time of the Majority Banks (save where the terms of any Security Document expressly require the instructions of all of the Banks):-

9.2.1	to give or withhold any consents or approvals; and

9.2.2	to exercise, or refrain from exercising, any discretions; and

9.2.3	to collect, receive, release or pay any money;

under or pursuant to any of the Security Documents. The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions if to do so would, in the opinion of the Agent, be contrary to any provision of the Security Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

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9.3
Trust The Agent agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Agent holds the Trust Property on trust absolutely for (i) the Banks, in accordance with their respective Proportionate Shares, and (ii) any Future Swap Provider provided that such Future Swap Provider enters into a Subordination Agreement. Each of the Finance Parties agrees that the obligations, rights and benefits vested in the Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause. The Agent in its capacity as security trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

9.3.1
the Agent (and any attorney, agent or delegate of the Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct; and

9.3.2
the Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

9.3.3	the Agent and the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the Execution Date.

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9.4	Limitations on authority Except with the prior written consent of each of the Banks, the Agent shall not be entitled to :-

9.4.1	release or vary any security given for the Borrower's obligations under this Agreement; nor

9.4.2	agree to waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.3	change the meaning of the expression "Majority Banks"; nor

9.4.4	exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

9.4.5	extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents; nor

9.4.7	agree to change the currency in which any sum is payable under the Security Documents; nor

9.4.8	agree to amend this Clause 9.4; nor

9.4.9	agree to reduce the rate under the definitions of "Margin" "Commitment Commission" or "Default Rate".

9.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the other Finance Parties for anything done or omitted to be done by the Agent under or in connection with the Security Documents unless as a result of the Agent's wilful misconduct or gross negligence.

9.6	Acknowledgement Each of the Finance Parties (other than the Agent) acknowledges that:-

9.6.1
it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any of the Security Documents;

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9.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Facility;

9.6.3	it has made its own appraisal of the creditworthiness of the Security Parties;

9.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent pursuant to the express terms of the Security Documents.

 Each of the Finance Parties (other than the Agent) agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause.

9.7	Limitations on responsibility The Agent shall have no responsibility to any of the Security Parties or to any of the other Finance Parties on account of:-

9.7.1	the failure of any of the Finance Parties or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

9.7.2	the financial condition of any of the Security Parties;

9.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

9.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

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9.8	The Agent's rights The Agent may:-

9.8.1
assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.2	assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.3	rely on any document or Communication believed by it to be genuine; and

9.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

9.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

9.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by the Majority Banks) and unless and until the Agent has received from the Banks any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

9.9	The Agent's duties The Agent shall:-

9.9.1
if requested in writing to do so by a Bank, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default; and

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9.9.2	inform the Banks promptly of any Event of Default of which the Agent has actual knowledge.

9.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent.

9.11
Other business The Agent may, without any liability to account to the Banks, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective Subsidiaries or associated companies or with a Bank as if it were not the Agent.

9.12	Indemnity The Banks shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of:-

9.12.1	all amounts payable by the Borrower to the Agent pursuant to Clause 17 (other than under Clauses 17.3 and 17.4) to the extent that those amounts are not paid by the Borrower;

9.12.2
all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent's wilful misconduct or gross negligence.

9.13
Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

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9.14
Distribution of payments The Agent shall pay promptly to the order of each of the Banks that Bank's Proportionate Share and provided that a Future Swap Provider had entered into a Subordination Agreement to a Future Swap Provider its share of every sum of money received by the Agent pursuant to the Security Documents (with the exception of any amounts payable pursuant to Clause 7 and any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more of the Finance Parties) and until so paid such amount shall be held by the Agent on trust absolutely for that Finance Party.

9.15
Reimbursement The Agent shall have no liability to pay any sum to another Party until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Party on account of any amount prospectively due to it pursuant to Clause 9.14 or otherwise before it has itself received payment of that amount, and the Agent does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents, the recipient will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for the cost of money for funding the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents and ending on the date on which the Agent receives reimbursement.

9.16
Redistribution of payments Unless otherwise agreed between the Finance Parties, if at any time a Finance Party receives or recovers by way of set-off, the exercise of any lien or otherwise other than from any assignee or transferee of or sub-participant in that Bank's Commitment, an amount greater than that Bank's Proportionate Share of any sum due from any of the Security Parties under the Security Documents or in the case of a Future Swap Provider (provided that such Future Swap Provider has entered into a Subordination Agreement) an amount greater than the amount outstanding and due to any Future Swap Provider under a Master Agreement (the amount of the excess being referred to in this Clause as the "Excess Amount") then:-

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9.16.1	that Finance Party shall promptly notify the Agent (which shall promptly notify each other Finance Party);

9.16.2	that Finance Party shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

9.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Finance Parties as aforesaid and shall account to the Finance Parties in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Finance Party has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Finance Party which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

9.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Finance Parties which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 9.16 shall repay to the Agent for the account of the Finance Party which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that (i) all of the Banks share rateably in accordance with their Proportionate Shares and (ii) subject to any Subordination Agreement each Future Swap Provider shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Finance Party receiving or recovering the Excess Amount to the person to whom that Finance Party is liable to make payment in respect of such amount, and Clause 9.16.3 shall apply only to the retained amount.

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9.18
Proceedings Each of the Finance Parties shall notify one another of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement. No such Proceedings may be commenced without the prior written consent of the Majority Banks.

9.19
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks, or of the Majority Banks where applicable, each of the Banks shall provide the Agent with instructions within seven Business Days of the Agent's written request or such shorter period as the Agent may reasonably specify. If a Bank does not provide the Agent with instructions within that period, (i) that Bank shall be bound by the decision of the Agent, (ii) that Bank shall have no vote for the purposes of this Clause and (iii) the combined Proportionate Shares of the other Banks who provided such instructions shall be deemed to contribute 100%. Nothing in this Clause shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Banks if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent pursuant to this Clause.

9.20
Communications Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the Banks), and in the case of the other Finance Parties, at the address indicated in Schedule 1 or such other addresses as shall be duly notified in writing to the Agent on behalf of the Banks.

9.21	Payments All amounts payable to a Finance Party under this Clause shall be paid to such account at such bank as that Finance Party may from time to time direct in writing to the Agent.

9.22
Retirement Subject to a successor being appointed in accordance with this Clause, the Agent may retire as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the other Finance Parties notice of its intention to do so, in which event the following shall apply:-

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9.22.1
with the consent of the Borrower, not to be unreasonably withheld, the other Finance Parties may within thirty days after the date of the Agent's notice appoint a successor to act as agent and/or security trustee or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld, the Agent may appoint any other bank or financial institution as its successor;

9.22.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the other Finance Parties;

9.22.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause;

9.22.4
the Agent's successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

9.23
No fiduciary relationship Except as provided in Clauses 9.3 and 9.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other Finance Party and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or between the Agent and any other Finance Party.

9.24
The Agent as a Bank The expression "the Banks" when used in the Security Documents includes the Agent in its capacity as one of the Banks. The Agent shall be entitled to exercise its rights, powers, discretions and remedies under or pursuant to the Security Documents in its capacity as one of the Banks in the same manner as any other Bank and as if it were not also the Agent.

9.25
The Agent as security trustee Unless the context otherwise requires, the expression "the Agent" when used in the Security Documents includes the Agent acting in its capacities both as agent and security trustee.

9.26
Notwithstanding the provisions of Clauses 9.1 and 9.2 the Agent shall not carry out any action or execute any document on behalf of the Banks pursuant to its rights and powers under the Security Documents until such time as the Majority Banks have authorised it to do so and each Bank has either:

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(i)	authorised the Agent to take such action or execute such document on its behalf or

(ii)	taken such action as is necessary to execute any such document.

Each of the Banks undertakes to the Agent that it will either grant such authority or execute such documents within three (3) Business Days of the Agent notifying the Banks that the Majority Banks have given such authority to the Agent. If such authorisation or execution have not been carried out within such three (3) Banking Days period the Agent shall be entitled to carry out any action or execute any document on behalf of those of the Banks that have complied with the provisions of (i) or (ii) above only, pursuant to its rights and powers under the Security Documents. For the avoidance of doubt as between the Borrower, the Agent and the Banks the Borrower shall not be concerned with the Agent's authority to act under the provisions of this Clause 9

10	Covenants

The Borrower covenants with the Finance Parties in the following terms.

10.1	Negative covenants

The Borrower will not:-

10.1.1
no third party rights without the Majority Banks' prior written consent, create or permit to arise or continue and procure that the Owners do not consent, create, or permit to arise or continue any Encumbrance on or over all or any part of the Vessels or their Earnings or Insurances or the Charters except for Permitted Liens; nor

10.1.2
no other business materially change the nature of its business as carried on at the Execution Date and shall procure that there is no material change in the nature of the business of the Borrower Group as a whole from that advised to the Agent of the date of this Agreement; nor

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10.1.3
merger or amalgamation without the prior written consent of the Majority Banks, permit any merger or amalgamation, save with another member of the Borrower Group where the Borrower is to be the only surviving entity; nor

10.1.4
no change in management permit anyone other than the Managers or a subsidiary of Teekay Shipping Corporation, the Borrower or a Subsidiary of the Borrower to be appointed as commercial or technical managers of the Vessels; nor

10.1.5	no dealings with a Master Agreement assign, novate or encumber or in any other way transfer any of its rights or obligations under a Master Agreement.

10.2	Positive covenants

10.2.1
Other information The Borrower will promptly supply to the Agent such information and explanations as the Majority Banks may from time to time reasonably require in connection with the operation of the Vessels.

10.2.2
Notification of Event of Default The Borrower will promptly upon becoming aware of the same notify the Agent in writing of the occurrence of any Event of Default and upon receipt of a written request to that effect from the Agent confirm to the Agent that save as previously notified to the Agent or as notified in such confirmation no Event of Default has occurred.

10.2.3
Pari Passu The Borrower shall ensure that its obligations under this Agreement shall at all times rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by any applicable laws to companies generally and not by contract.

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10.2.4
Corporate Existence Save as permitted by Clause 10.1.3, the Borrower shall ensure that throughout the Facility Period each of the Security Parties shall (i) remain duly formed and validly existing under the laws of its respective jurisdiction of incorporation (ii) remain authorised to do business in the jurisdiction in which it transacts its business (iii) continue to have the power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Security Documents to which it is a party and (iv) continue to comply with all applicable laws, statutory, regulatory and other requirements relative to its business, where a failure so to comply could reasonably be expected to have a Material Adverse Effect.

10.2.5
Registration of Vessels The Borrower undertakes to procure that the Owners shall maintain the registration of the Vessels under the flag indicated in Schedule 2 (or a Pre-Approved Flag or such other flag as the Majority Banks may approve in writing) for the duration of the Facility Period.

10.2.6
Evidence of current COFR The Borrower will from time to time on the request of the Agent provide the Agent with such evidence as the Agent may reasonably require that each Vessel has a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

10.2.7	ISM Code compliance The Borrower will and will procure that the relevant Owner will:-

(a)	procure that each of the Vessels remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for each of the Vessels throughout the Facility Period;

(c)	procure that each Company maintains a valid and current DOC throughout the Facility Period;

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(d)	immediately notify the Agent in writing of any withdrawal, suspension, cancellation or modification of the SMC of any Vessel or of the DOC of any Company; and

(e)
not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of any Company to any company which is not a Subsidiary of either the Borrower or Teekay Shipping Corporation.

10.2.8	ISPS Code compliance The Borrower will and will procure that the relevant Owner will:-

(a)	procure that each of the Vessels maintains for the duration of the Facility Period a valid International Ship Security Certificate;

(b)
procure that each of the Vessels' security system and associated security equipment complies in all material respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and

(c)	procure that an approved ship security plan is in place.

10.2.9
Classification The Borrower shall procure that the Owners shall ensure that each Vessel maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society or such other society as may be acceptable to the Agent, in each case, free from any overdue recommendations and conditions affecting that Vessel’s class.

10.2.10
Master Agreements The Borrower or any of its Subsidiaries may enter into an ISDA Master Agreement or similar arrangement for a notional amount not exceeding the Facility Outstandings as applicable from time to time and that ISDA Master Agreement may be designated by the Borrower as a Master Agreement for the purposes of this Facility and secured by the Security Documents provided that the relevant Future Swap Provider enters into a Subordination Agreement.

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10.2.11	Compliance with Applicable Laws The Borrower shall comply with all applicable laws to which it may be subject if a failure to do the same may have a Material Adverse Effect.

10.2.12	Inspection of records The Borrower will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

10.2.13	Information re Charters The Borrower will promptly notify the Agent of:

(i)	any termination, purported termination or threat by the Charterers to terminate either of the Charters; or

(ii)	any circumstances where a Vessel is off-hire for a period in excess of 45 consecutive days; or

(iii)	any failure of a Charterer to pay hire when due or within 10 Business Days of the due date; or

(iv)	if a Charterer shall, on three (3) consecutive occasions, pay hire at a rate that represents a reduction of twenty five per centum (25%) or more on the full rate of hire.

10.2.14	Financial covenants of the Borrower Throughout the Facility Period the Borrower shall:-

(i)
maintain an aggregate to Free Liquidity and undrawn committed revolving credit lines available to the Borrower and/or its Subsidiaries (excluding undrawn committed revolving credit lines with less than six (6) months to maturity) of not less than thirty five million Dollars ($35,000,000); and

(ii)	maintain a Tangible Net Worth of at least four hundred million Dollars ($400,000,000).

10.2.15
Financial statements The Borrower will (i) deliver to the Agent without request copies of its accounts for each financial period ending during the Facility Period, containing (amongst other things) the Borrower's consolidated profit and loss account for, and balance sheet at the end of, each such financial period, prepared in accordance with GAAP and, in the case of the annual financial statements, audited by a firm of chartered accountants (or equivalent) acceptable to the Agent:

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(a)
in the case of annual financial statements within one hundred and twenty (120) days of the end of the financial year to which they relate together with a compliance certificate in the form set out in Schedule 7; and

(b)	in the case of quarterly financial statements within ninety (90) days of the end of the financial quarter to which they relate together with a compliance certificate in the form set out in Schedule 7 and such financial statements shall accurately and fairly represent the financial condition of the Borrower Group. Such financial statements may be provided in electronic form at the Borrower's option.

10.2.16	Further financial information The Borrower shall provide such further financial or other information as the Agent may reasonably request.

10.2.17
Inspection of Property The Borrower will, after the occurrence and during the continuance of an Event of Default or a Potential Event of Default, permit the Agent to inspect any property owned by it on reasonable notice from the Agent.

10.2.18	Notification The Borrower will notify the Agent in writing of any Proceedings brought against it or its Subsidiaries where the same may, if adversely determined, have a Material Adverse Effect.

10.2.19	Environmental Laws The Borrower shall ensure that the Owners comply in all material respects with any applicable Environmental Laws.

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10.2.20	Borrower Listing The Borrower shall remain listed on a recognised stock exchange throughout the Facility Period.

10.2.21	Insurances The Borrower shall procure that the Owners comply with the requirements to insure and maintain the Vessels set out in the respective Deeds of Assignment.

10.2.22	Payment of Taxes The Borrower shall pay, or shall procure that the Owners shall pay, all Taxes and other obligations due in respect of the Vessels or the Indebtedness.

11	Earnings

11.1
Remittance of Earnings Immediately upon the occurrence of an Event of Default which is continued unremedied or unwaived, the Borrower shall procure that all Earnings and any Requisition Compensation are paid to the Earnings Account (to be opened in the joint names of the Owners with the Account Holder following the occurrence of an Event of Default) or to such other account(s) as the Agent shall from time to time specify by notice in writing to the Borrower.

11.2
Earnings Account The Borrower shall procure that following the occurrence of an Event of Default which is continued unremedied or unwaived, the Owners shall maintain the Earnings Account with the Earnings Account Holder for the duration of the remainder of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

12	Events Of Default

12.1	The Agent's rights If any of the events set out in Clause 12.2 occurs, the Agent may at its discretion (and, on the instructions of the Majority Banks, will):

12.1.1
by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may (and, on the instructions of the Majority Banks, will) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued and any Break Costs incurred by the Finance Parties) to be immediately payable, whereupon the Indebtedness (or the part of the Indebtedness referred to in the Agent's notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

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12.1.2	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitment of each Bank shall be reduced to zero; and/or

12.1.3	exercise any rights and remedies in existence or arising under the Security Documents.

12.2	Events of Default The events referred to in Clause 12.1 are:-

12.2.1	payment default if

(a)
the Borrower defaults in the payment of any part of the Indebtedness when due PROVIDED ALWAYS that if the Borrower can demonstrate to the reasonable satisfaction of the Agent that they have given all necessary instructions to effect payment and the non-receipt thereof is attributable to an error in the banking system, such Event of Default shall only occur five (5) Business Days after such payment fell due; or

(b)
A Security Party fails to pay any other amount due from it under a Security Document and such failure continues unremedied for five (5) Business Days or, in the case of sums payable on demand, eight (8) Business Days, after such demand has been duly made on the relevant Security Party; or

12.2.2
other default if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents and such default (if in the reasonable opinion of the Majority Banks capable of remedy) is not remedied within twenty one (21) days after notice of the default has been given to the Borrower PROVIDED ALWAYS that any breach of (i) a financial covenant set out in Clause 10.2.17 or (ii) the change of management covenant set out in Clause 10.1.4 shall constitute an immediate Event of Default; or

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12.2.3
misrepresentation or breach of warranty if any representation, warranty or statement made, deemed to be made, or repeated under any of the Security Documents or in any accounts, certificate, notice instrument, written statement or opinion delivered by a Security Party under or in connection with any Security Document is incorrect or misleading in any material respect when made, deemed to be made or repeated and gives rise to a Material Adverse Effect; or

12.2.4
execution if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority for an amount in excess of ten million Dollars ($10,000,000) (in the case of the Owners), twenty five million Dollars ($25,000,000) (in the case of the Corporate Guarantor) or fifty million Dollars ($50,000,000) (in the case of the Borrower) or its equivalent in any other currency and is not satisfied or stayed (with a view to being contested in good faith) within thirty days of levy or any other applicable cure period (if longer); or

12.2.5	insolvency events if any of the Security Parties or their Subsidiaries:-

(a)
resolves to appoint, or applies for, or consents to the appointment of, a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or part of its assets other than for the purposes of a merger or amalgamation approved pursuant to Clause 10.1.3; or

(b)	is unable or admits its inability to pay its debts as they fall due; or

(c)	makes a general assignment for the benefit of creditors; or

(d)	ceases trading or threatens to cease trading; or

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(e)	has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Agent in its discretion considers analogous thereto; or

12.2.6
insolvency proceedings if any proceedings are commenced or threatened, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration or re-organisation of any of the Security Parties or a Material Subsidiary or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any of the Security Parties or a Material Subsidiary or of all or any material part of the assets of any of the Security Parties or a Material Subsidiary or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee which proceeding is not discharged within thirty (30) days of its commencement; or

12.2.7
impossibility or illegality unless covered by Clause 15.7, if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents impossible, unlawful or unenforceable by the Banks or the Agent and such illegality is not remedied or mitigated to the satisfaction of the Agent within 30 days after it has given notice thereof to the relevant Security Party; or

12.2.8	conditions subsequent if any of the conditions set out in Clause 3.2 is not satisfied within the time reasonably required by the Agent; or

12.2.9
revocation or modification of consents etc. if any material consent, licence, approval or authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of the Banks in a material manner, or any material consent, licence, approval or authorisation ceases to remain in full force and effect; or

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12.2.10
curtailment of business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

12.2.11
acceleration of other indebtedness if any other indebtedness or obligation for borrowed money of any of the Security Parties becomes due prior to its stated maturity by reason of default on the part of that Security Party, or is not repaid or satisfied on the due date for its repayment (or within any applicable grace period) or any such other loan, guarantee or indebtedness becomes enforceable save for amounts of less than ten million Dollars ($10,000,000) (in the case of the Owners), twenty five million Dollars ($25,000,000) (in the case of the Corporate Guarantor) or fifty million Dollars ($50,000,000) (in the case of the Borrower) in aggregate, or its equivalent in any other currency; or

12.2.12	reduction of capital If any of the Security Parties reduces its authorised or issued or subscribed capital; or

12.2.13	challenge to registration if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

12.2.14
war if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

12.2.15
notice of termination if the Corporate Guarantor gives notice to the Agent to determine its obligations under its Corporate Guarantee or either Owner gives notice to the Agent to determine its obligations under the Owners Guarantee; or

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12.2.16
material adverse change etc. if at any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Banks, materially impairs such Security Party's ability to discharge its obligations under the Security Documents to which it is a party in the manner provided therein and such change, if capable of remedy, is not so remedied within 15 Business Days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

12.2.17
final judgements if any of the Security Parties fails to comply with any non appealable court order or fails to pay a final unappealable judgment against it, in either case, in excess of ten million Dollars ($10,000,000) (in the case of the Owners), twenty five million Dollars ($25,000,000) in the case of the Corporate Guarantor or fifty million Dollars ($50,000,000) (in the case of the Borrower) which remains unsettled for fourteen (14) days; or

12.2.18	loss of stock market listing if the Borrower ceases to be listed on a recognised stock exchange; or

12.2.19	similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 12.2.4, 12.2.5 and 12.2.6; or

12.2.20	environmental matters

(a)	any Environmental Claim is pending or made against an Owner or any of the Owner's Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect;

(b)	any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

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12.2.21
repudiation any Security Party repudiates any Security Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Documents; or

12.2.22	Change of Control a Change of Control occurs in relation to any of the Owners, the Corporate Guarantor or the General Partner; or

12.2.23
termination of a Charter if (a) either of the Owners is in material breach of the Charter relative to its Vessel such that a right of the Charterer to terminate or treat as repudiated that Charter has arisen or (b) either of the Charters is terminated by the Charterers (save where a Charterer has exercised its contractual rights to early termination under a Charter and made any corresponding payments); or

12.2.24
insurances and class if the Owners fail to comply with the Insurance obligations outlined in the relevant Deed of Assignment or a Vessel has its classification withdrawn by the relevant Classification Society PROVIDED THAT if such breach is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the breach is not remedied to the satisfaction of the Agent within twenty one (21) days.

12.3
Events of Default in the Mortgage In the event of there being any conflict between the Events of Default listed in this Clause 12 and the events listed in Clause 5.1.1 of the Mortgages the Events of Default listed in this Clause 12 shall prevail.

13	Application of Monies

13.1
Master Agreement rights The rights conferred on a Future Swap Provider by this Clause 13 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on such Future Swap Provider by the relevant Master Agreement.

13.2	Application Whilst an Event of Default is continuing unremedied or unwaived, the Borrower irrevocably authorises the Agent to apply all sums which the Agent may receive:-

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13.2.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

13.2.2	by way of payment to the Agent of any sum in respect of the Insurances, Earnings or Requisition Compensation of a Vessel; or

13.2.3	otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Agent may in its discretion determine PROVIDED THAT any part of the Indebtedness arising out of a Master Agreement shall be satisfied only after every other part of the Indebtedness for the time being due and payable has been satisfied in full.

14	Assignment and Sub-Participation

14.1
Right to assign Subject always to the provisions of clause 14.7 each of the Banks may assign or transfer to any other bank or financial institution all or any of its rights under or pursuant to the Security Documents or assign or grant sub-participations in all or any part of its Commitment provided that each such assignment, transfer or sub-participation shall (unless the assignment transfer or sub-participation is to another Bank or an affiliate of a Bank) be in a minimum amount of five million Dollars ($5,000,000) and with the prior written consent of the Borrower (which shall not be unreasonably withheld and which shall be deemed given if no response shall be received within ten (10) Business Days of a request or at any time whilst an Event of Default is in existence).

14.2
Borrower's co-operation The Borrower will co-operate fully and will procure that the other Security Parties co-operate fully with the Banks in connection with any assignment, transfer or sub-participation pursuant to Clause 14.1; will execute and procure the execution of such documents as the Banks may require in connection therewith; and irrevocably authorise each of the Finance Parties to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility or the Security Documents which each such Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Banks generally).

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14.3
Rights of assignee Any assignee or transferee of a Bank shall (unless limited by the express terms of the assignment or transfer) take the full benefit of every provision of the Security Documents benefiting that Bank.

14.4
Transfer Certificates If any Bank wishes to transfer all or any of its Commitment as contemplated in Clause 14.1 then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after the date of delivery of such Transfer Certificate to the Agent:

14.4.1
to the extent that in such Transfer Certificate the Bank which is a party thereto seeks to transfer its Commitment in whole, the Borrower and such Bank shall be released from further obligations towards each other under this Agreement and their respective rights against each other shall be cancelled other than existing claims against such Bank for breach of this Agreement (such rights, benefits and obligations being referred to in this Clause 14.4 as "discharged rights and obligations");

14.4.2
the Borrower and the Transferee which is a party thereto shall assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank;

14.4.3
the Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

14.4.4
the Transferee shall pay to the Agent a transfer fee of four thousand Dollars ($4,000). Subject to the provision of Clause 17.3, any expense incurred in connection with any Spanish registration requirements resulting from any such assignment or transfer, including but not limited to any registration requirements in respect of the Mortgages and any legal fees, notarial fees and other registration taxes and fees) shall be for the cost of the Transferee.

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14.5
Power of Attorney In order to give effect to each Transfer Certificate the Finance Parties and the Borrower each hereby irrevocably and unconditionally appoint the Agent as its true and lawful attorney and/or irrevocably authorise with full power to execute on their respective behalves each Transfer Certificate delivered to the Agent pursuant to Clause 14.4 without the Agent being under any obligation to take any further instructions from or give any prior notice to, any of the Finance Parties or, subject to the Borrower's rights under Clause 14.1, the Borrower before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the other Finance Parties and the Borrower immediately on their receipt of the same pursuant to Clause 14.4.

14.6
Notification The Agent shall promptly notify the other Finance Parties, the Transferee and the Borrower on the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

14.7
Transfer of the Loan Agreement by KfW. Notwithstanding the provisions of Clause 14.1 KfW may transfer all its rights and obligations under this Agreement to a KfW Subsidiary with effect from 1 January 2008 or any later date. By signing this Agreement the Borrower consents to such a transfer. KfW or the KfW Subsidiary will inform the Borrower of the date on which the transfer of KfW’s rights and obligations to the KfW Subsidiary takes effect. In this connection the following will apply:

14.7.1
Deductions and Increased costs. If, by reason of circumstances already existing at the transfer date, the Borrower would be obliged to make a payment to the KfW Subsidiary under Clauses 15.2, 15.3 or 15.6, it need pay the KfW Subsidary only such an amount as it would have been obliged to pay KfW if the transfer had not occurred.

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14.7.2	Costs. KfW will pay all costs incurred as a result of or in connection with such transfer.

For the purposes of this Clause KfW Subsidiary means a company which within the meaning of section 15 ff. German Stock Corporation Act (Aktiengesetz) is directly or indirectly (i) majority owned (im Mehrheitsbesitz) by KfW or (ii) controlled (abh’ngig) by KfW.

14.8	Disclosure of information. In connection with any transfer under Clause 14.7 KfW may disclose confidential information to the KfW Subsidiary or its agents or its legal advisors.

14.9
Mitigation If a transfer is to take place under Clause 14.7 then, without in any way limiting the rights of KfW under Clauses 15.2, 15.3 or 15.6, KfW shall take reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clauses 15.2, 15.3 or 15.6 and it shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make any payment under Clauses 15.2, 15.3 and 15.6 without a deduction or withholding.

15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality

15.1
Payments All amounts payable by the Borrower under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower and shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

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15.2
No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrower pursuant to the Security Documents shall, subject only to Clause 15.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Borrower will not claim any equity in respect of any payment due from it to the Banks or to the Agent under or in relation to any of the Security Documents.

15.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Banks receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

15.4
Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld. If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and a Bank subsequently receives a refund or allowance from any tax authority which that Bank at its sole discretion identifies as being referable to that deduction or withholding, that Bank shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made. Nothing in this Clause shall be interpreted as imposing any obligation on any Bank to apply for any refund or allowance nor as restricting in any way the manner in which any Bank organises its tax affairs, nor as imposing on any Bank any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations. All costs and expenses incurred by any Bank in obtaining or seeking to obtain a refund or allowance from any tax authority pursuant to this Clause shall be for the Borrower's account.

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15.5
Adjustment of due dates If any payment to be made under any of the Security Documents, other than a payment of interest on the Facility (to which Clause 6.5 applies), shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

15.6
Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

15.6.1	any Finance Party (or the holding company of any Finance Party) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

15.6.2	the basis of Taxation of payments to any Finance Party in respect of all or any part of the Indebtedness shall be changed; or

15.6.3
any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Finance Party or its direct or indirect holding company; or

15.6.4	any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Finance Party or its direct or indirect holding company is required or requested to maintain shall be affected; or

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15.6.5	there is imposed on any Finance Party (or on the direct or indirect holding company of any Finance Party) any other condition in relation to the Indebtedness or the Security Documents;

and the result of any of the above shall be to increase the cost to any Bank (or to the direct or indirect holding company of any Bank) of that Bank making or maintaining its Commitment or its Drawing, or to cause any Finance Party to suffer (in its reasonable opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Execution Date and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Finance Party affected shall notify the Agent and, on demand to the Borrower by the Agent, the Borrower shall from time to time pay to the Agent for the account of the Finance Party affected the amount which shall compensate that Finance Party or the Agent (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Finance Party affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

15.7
Illegality and impracticality Notwithstanding anything contained in the Security Documents, the obligations of a Bank to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Bank to advance or maintain its Commitment. In such event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare that Bank's obligations to be immediately terminated. If all or any part of the Facility shall have been advanced by the Banks to the Borrower the portion of the Indebtedness (including all accrued interest) advanced by the Bank so affected shall be prepaid within thirty days from the date of such notice, or sooner if illegality is determined. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period. During that period, the affected Bank shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain the Facility.

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15.8
Changes in market circumstances If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility or any part thereof pursuant to this Agreement:-

15.8.1	that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and

15.8.2
the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to that Bank of maintaining its Commitment for such further period as shall be selected by that Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

15.8.3
the Agent in accordance with instructions from that Bank and subject to that Bank's approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for that Bank’s Commitment which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 15.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for such Bank’s Commitment the Borrower will immediately prepay the amount of such Bank’s Commitment and the Maximum Facility Amount will automatically decrease by the amount of such Commitment and such decrease shall not be reversed. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

15.9
Non-availability of currency If a Bank is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower and that Bank's obligations to make the Facility available shall immediately cease. In that event, if all or any part of the Facility shall have been advanced by that Bank to the Borrower, the Agent in accordance with instructions from that Bank and subject to that Bank's approval of any agreement between the Agent and the Borrower, will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Facility or relevant part thereof from an alternative source. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Facility or relevant part thereof from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current relevant Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility, arising on the expiry of the then relevant Interest Period) prepay the Indebtedness (or relevant part thereof) to the Agent on behalf of that Bank on the expiry of the then current relevant Interest Period.

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16	Communications

16.1
Method Except for Communications pursuant to Clause 9, which shall be made or given in accordance with Clause 9.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

16.1.1	in the case of any of the Finance Parties to the Agent at its address at the head of this Agreement (fax no:+44 20 7767 7324) marked for the attention of: the Agency Department; and

16.1.2	in the case of the Borrower to the Communications Address;

or to such other address or fax number as the Agent or the Borrower may designate for themselves by written notice to the others.

16.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by a party to this Agreement:-

16.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

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16.2.2	if delivered to an officer of the relevant party or (in the case of the Borrower) left at the Communications Address at the time of delivery or leaving; or

16.2.3
if posted, at 9.00 a.m. on the fifth Business Day after posting by prepaid first class post. PROVIDED ALWAYS that Communications to the Agent and (to the extent that they relate to the matters specified in Clause 9.4 only) the Banks shall be effective only upon receipt.

Any Communication by fax shall be promptly confirmed in writing by post or hand delivery.

17	General Indemnities

17.1
Currency In the event of any Finance Party receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent's written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Finance Parties as a separate debt under this Agreement.

17.2
Costs and expenses The Borrower will, within fourteen (14) days of the Agent's written demand, reimburse the Agent (on behalf of each of the Finance Parties) for all reasonable out of pocket expenses including internal and external legal costs (including stamp duty, Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

17.2.1
the negotiation, syndication, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

17.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

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17.2.3
any other documents which may at any time be required by any Finance Party to give effect to any of the Security Documents or which any Finance Party is entitled to call for or obtain pursuant to any of the Security Documents; and

17.2.4	the exercise of the rights, powers, discretions and remedies of the Finance Parties under or pursuant to the Security Documents.

17.3
Events of Default The Borrower shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party as a consequence of any Event of Default, including (without limitation) any Break Costs and any costs of assignment of transfer (as envisaged by Clause 14.4.4) following and during the continuance of an Event of Default.

17.4
Funding costs The Borrower shall indemnify the Finance Parties from time to time on demand against all losses and costs incurred or sustained by any Finance Party if, for any reason due to a default or other action by the Borrower, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice, including (without limitation) any Break Costs.

17.5
Protection and enforcement The Borrower shall indemnify the Finance Parties from time to time on demand against all losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Finance Parties by the Security Documents or in or about the exercise or purported exercise by the Finance Parties of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Finance Party may from time to time sustain, incur or become liable for by reason of any Finance Party being mortgagees of any Vessel, assignees of any Mortgage and/or a lender to the Borrower, or by reason of any Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel. No such indemnity will be given to a Finance Party where any such loss, cost or liability has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however this shall not affect the right of any other Finance Party to receive any such indemnity.

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17.6
Liabilities of Finance Parties The Borrower will from time to time reimburse the Finance Parties on demand for all sums which any Finance Party may pay on account of any of the Security Parties or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Finance Party may pay or guarantees which any Finance Party may give in respect of the Insurances, any expenses incurred by any Finance Party in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Finance Party may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

17.7
Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Finance Parties on demand against all liabilities, costs, claims and expenses incurred in connection therewith, including but not limited to any such liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes. The indemnity contained in this Clause shall survive the repayment of the Indebtedness.

18	Miscellaneous

18.1
Waivers No failure or delay on the part of any Finance Party in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between any Finance Party and any of the Security Parties, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by a Finance Party of any other right, power, discretion or remedy.

18.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Agent and the relevant Security Party.

18.3
Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

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18.4
Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees. The Borrower may not assign or transfer any of its rights or duties under or pursuant to any of the Security Documents without the prior written consent of the Banks.

18.5
Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Finance Parties on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Banks are necessary to provide adequate security for the repayment of the Indebtedness.

18.6
Other arrangements The Finance Parties may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Finance Parties or any of them in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Finance Parties under or pursuant to the Security Documents.

18.7
Advisers The Borrower irrevocably authorises the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. The Borrower will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

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18.8
Delegation The Finance Parties may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents, other than rights relating to actions to be taken by the Majority Banks or the Banks as a group on such terms as they may consider appropriate (including the power to sub-delegate).

18.9
Rights etc. cumulative Every right, power, discretion and remedy conferred on the Finance Parties under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Finance Parties may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate subject to obtaining the prior written consent of the Majority Banks. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise any other right, power, discretion or remedy either simultaneously or subsequently.

18.10
No enquiry The Finance Parties shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Finance Parties had notice thereof.

18.11
Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

18.12
Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Finance Parties or any of them for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

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18.13
Re-instatement If any Finance Party takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to the Security Documents and the result shall be adverse to the Finance Parties, the Borrower and the Finance Parties shall be restored to their former positions as if no such steps had been taken.

18.14
No liability None of the Finance Parties, nor any agent or employee of any Finance Party, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Finance Parties under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such Finance Party’s action constitutes gross negligence or wilful misconduct.

18.15
Rescission of payments etc. Any discharge, release or reassignment by any of the Finance Parties of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law, unless such Finance Party's action constitutes gross negligence or wilful misconduct.

18.16
Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than any Encumbrance permitted by the terms of this Agreement) affecting any Vessel or all or any part of the Insurances, Earnings, Requisition Compensation or Charter Rights, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Encumbrance is permitted by the terms of this Agreement or the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

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18.17
Releases If any Finance Party shall at any time in its discretion release any party from all or any part of any of the Security Documents or from any term, covenant, clause, condition or obligation contained in any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

18.18
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

18.19
Survival of representations and warranties The representations and warranties on the part of the Borrower contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility or any part thereof.

18.20	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

18.21
Third Party Rights Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Agreement is enforceable by a person who is not a party to it other than any Future Swap Provider.

19	Law and Jurisdiction

19.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

19.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum.

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19.3
Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Finance Parties to commence any Proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

19.4	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

19.4.1
irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

19.4.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

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SCHEDULE 1

The Banks, the Commitments and the Proportionate Shares

The Banks	The Commitments ($)	The Proportionate Shares (%)

ING Bank N.V., London Branch 60 London Wall London EC2M 5TQ Fax no: +44 207 767 7252 Attention: David Rolls	70,000,000	21.212%
Alliance & Leicester Commercial Finance plc 120 New Cavendish Street London W1W 6XX Fax no: + 44 (0) 161 953 3517 Attention: Head of Corporate Administration	30,000,000	9.091%
Banco Bilbao Vizcaya Argentaria S.A. Via de los Poblados s/n 28033 Madrid Spain Fax no: +34 91 374 4140 Attention: Trinidad Bernad Oritz	30,000,000	9.091%
Caja de Ahorros Y Monte de Piedad de Madrid Paseo de la Castellana 180 4° Planta Madrid Spain Fax no: +3491 423 9727/28 Attention: Martin Alonso Ana Marie del Pozo	50,000,000	15.152%
KfW Palmengartenstr. 5-9 D - 60325 Frankfurt am Main Fax: +49-69 7431-3768 Attention: Dr Marco Albers	50,000,000	15.152%

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Landesbank Hessen-Thüringen Girozentrale (Helaba) 420 Fifth Avenue, 24th Fl. New York, NY 10018-2729 Fax: +1 212 703 - 5256 Attention: Ralf Goebel Gerhard Winklmeier	50,000,000	15.152%
Lloyds TSB Bank plc 25 Gresham Street London EC2V 7HN Fax no: +44 0207 356 2396 Attention: Head of Portfolio Management	50,000,000	15.152%

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SCHEDULE 2

The Vessels

Owner	Country of Incorporation	Vessel	Flag
Naviera Teekay Gas II S.L.	Spain	GALICIA SPIRIT	Spain
Naviera Teekay Gas S.L.	Spain	HISPANIA SPIRIT	Spain

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SCHEDULE 3

Reduction Schedule

Months after Execution Date	Scheduled Commitment Reduction	Maximum Facility Amount
0		US$330,000,000
6	US$4,328,000	US$325,672,000
12	US$4,459,000	US$321,213,000
18	US$4,595,000	US$316,618,000
24	US$4,735,000	US$311,883,000
30	US$4,880,000	US$307,003,000
36	US$5,029,000	US$301,974,000
42	US$5,182,000	US$296,792,000
48	US$5,340,000	US$291,452,000
54	US$5,503,000	US$285,949,000
60	US$5,670,000	US$280,279,000
66	US$5,844,000	US$274,435,000
72	US$6,022,000	US$268,413,000
78	US$6,206,000	US$262,207,000
84	US$6,395,000	US$255,812,000
90	US$6,589,000	US$249,223,000
96	US$6,791,000	US$242,432,000
102	US$6,998,000	US$235,434,000
108	US$7,212,000	US$228,222,000
114	US$7,431,000	US$220,791,000
120	US$7,658,000	US$213,133,000
126	US$7,892,000	US$205,241,000
132	US$8,132,000	US$197,109,000
138	US$8,381,000	US$188,728,000
144	US$8,636,000	US$180,092,000

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SCHEDULE 4

Form of Transfer Certificate English Version

To:  ING Bank N.V. as agent (the "Agent")

TRANSFER CERTIFICATE

This transfer certificate relates to a facility agreement (as the same may be from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 2006 whereby an initial reducing revolving credit facility of up to $330,000,000 was made available to Teekay LNG Partners L.P. as borrower by a group of banks on whose behalf the Agent acts as agent and security trustee.

1
Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms "Bank" and "Transferee" are defined in the schedule to this transfer certificate .

2
The Bank (i) confirms that the details in the Schedule hereto under the heading "Bank's Commitment" accurately summarises its Commitment in the Facility Agreement and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion of such Commitment specified in the Schedule hereto by counter-signing and delivering the Transfer Certificate to the Agent at its address for the service of Communications specified in the Facility Agreement.

3
The Transferee requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4
The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not in the future rely on the Bank or any other party to the Facility Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank or any other party to the Facility Agreement to access or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Facility Agreement.

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5
Execution of this Transfer Certificate by the Transferee constitutes its representation to the Transferor and all other parties to the Facility Agreement that it has power to become a party to the Facility Agreement as a Bank on the terms herein and therein set out and has taken all steps to authorise execution and delivery of this Transfer Certificate.

6
The Transferee undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which the Transfer Certificate is expressed to take effect.

7
The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8
The Bank gives notice that nothing in this transfer certificate or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

9	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with English law.

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THE SCHEDULE

1	Bank:

2	Transferee:

3	Transfer Date:

4	Commitment[1]: Portion Transferred

[Transferor Bank]	[Transferee Bank]
By:	By:
Date:	Date:
ING Bank N.V.

As agent for and on behalf of itself,
the Borrower and the other Finance Parties:-

By: ……………………………………

Date: [    ]

1 Details of the Bank's Commitment should not be completed after the Termination Date.

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Form of Transfer Certificate Spanish Version

A:     ING Bank N. V. como agente (el “Agente”).

Este certificado de cesión se refiere a un acuerdo de financiación (según éste pueda ser de tanto en vez modificado, variado, novado o complementado, el “Acuerdo de Financiación”) de fecha (…) de 2006 por el cual se puso a disposición de Teekay LNG Partners, L. P., como prestatario, una facilidad crediticia inicial tipo “revolving” sobre una base de reducción progresiva de hasta US$ 330.000.000 por un grupo de bancos en nombre de los cuáles actúa el Agente como agente y agente de garantías.

1.
Los términos definidos en el Acuerdo de Financiación tendrán, salvo indicación en contrario, los mismos significados que en aquél. Los términos “Banco” y “Cesionario” se definen en el anexo a este certificado de cesión.

2.
El Banco (i) confirma que los particulares recogidos en el Anexo a la presente bajo el encabezamiento “Compromiso del Banco” resume de forma ajustada su Compromiso bajo el Acuerdo de Financiación y (ii) requiere al Cesionario para que acepte y procure la cesión al Cesionario de la parte de tal Compromiso que se especifica en el Anexo mediante la firma y entrega del Certificado de Cesión al Agente en la dirección para el servicio de Comunicaciones especificado en el Acuerdo de Financiación.

3.
El Cesionario requiere al Agente para que acepte este Certificado de Cesión como entregado al Agente para y a los efectos de la cláusula 14.4 del Acuerdo de Financiación para que despliegue los efectos de conformidad con los términos allí referidos en la Fecha de Cesión o en aquella fecha posterior según ésta pueda ser fijada de conformidad con los términos allá recogidos.

4.
El Cesionario confirma que ha recibido una copia del Acuerdo de Financiación junto con cualquier otra información que ha requerido en relación con esta transacción y que no se ha basado ni se basará en ningún momento en el futuro en el Banco o en cualquier otra parte en el Acuerdo de Financiación para verificar o requerir en su nombre sobre la legalidad, validez, efectividad, adecuación, exactitud o integridad de cualquiera de dicha información y además acuerda que no se ha basado y no se basará en el Banco o en ninguna otra parte en el Contrato de Financiación para acceder o mantener bajo revisión en su nombre la condición financiera, capacidad crediticia, condición, asuntos, estatus o naturaleza del Prestatario o de cualquier otra parte en el Acuerdo de Financiación.

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5.
La ejecución de este Certificado de Cesión por el Cesionario constituye su manifestación al Cedente y a todas las partes en el Contrato de Financiación de que tiene el poder de constituirse en parte del Acuerdo de Financiación como un Banco en los términos aquí y allí recogidos y de que ha adoptado todos los pasos necesarios para la firma y entrega de este Certificado de Cesión.

6.
El Cesionario se compromete con el Banco y con cada una de las otras partes en el Contrato de Financiación a que cumplirá de conformidad con sus términos todas aquellas obligaciones que de conformidad con el Acuerdo de Financiación serán asumidas por aquél tras la entrega de este Certificado de Cesión al Agente y que cumplirá todas las condiciones (si las hubiere) sujetas a las cuales se exprese que este Certificado de Cesión tendrá efecto.

7.
El Banco no presta representación ni garantía alguna y no asume ninguna responsabilidad con relación a la legalidad, validez, efectividad, adecuación o ejecutabilidad del Acuerdo de Financiación o de cualquier documento con él relacionado y no asume responsabilidad alguna en relación a la situación financiera del Prestatario o por el cumplimiento y observancia por el Prestatario de cualquiera de sus obligaciones bajo el Acuerdo de Financiación o bajo cualquier documento relacionado con el mismo y todas y cada una de las condiciones o garantías, ya sean expresas o implícitas por ley o de cualquier otra forma, se excluyen por la presente.

8.
El Banco notifica que nada en este certificado de cesión o en el Acuerdo de Financiación (o en cualquier otro documento referente al mismo) obligará al Banco a (i) aceptar una retrocesión por parte del Cesionario de todos o parte de sus derechos, beneficios y/o obligaciones bajo el Acuerdo de Financiación cedidos por la presente o (ii) a soportar ninguna pérdida sufrida o incurrida directa o indirectamente por el Cesionario por cualquier razón incluida, sin limitación, la falta de cumplimiento por el Prestatario o por cualquier otra parte en el Acuerdo de Financiación (o de cualquier otro documento relacionado con éste) bajo cualquiera de dichos documentos. El Cesionario reconoce la ausencia de cualquiera de dichas obligaciones referidas en los apartados (i) o (ii) precedentes.

9.	Este Certificado de Cesión y los derechos y obligaciones de las partes bajo el mismo se regirán e interpretarán de conformidad con la ley inglesa.

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EL ANEXO

1.	Banco:

2.	Cesionario:

3.	Fecha de la Cesión:

4.	Compromiso[2]:Parte Cedida:

(Banco Cedente)	(Banco Cesionario)
Por:	Por:
Fecha:	Fecha:

ING Bank N. V.
Como agente en su propio nombre y en el del
Prestatario y las otras Partes Financieras:-

Por:……………………………..
Fecha:( )

2 Los detalles del Compromiso del Banco no deben cumplimentarse tras la Fecha de Terminación.

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SCHEDULE 5

Form of Drawdown Notice

To:	ING BANK N.V.

From:	TEEKAY LNG PARTNERS L.P.

[Date]

Dear Sirs,
Drawdown Notice

We refer to the Revolving Credit Facility Agreement dated                                     2006 made between, amongst others, ourselves and yourselves ("the Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that the Banks advance a Drawing of [           ] to us on                   20[ ], which is a Business Day, by paying the amount of the Drawing to [     ].

We hereby specify that the Drawing shall be designated as a [General Revolving Drawing] [Distribution Drawing].

We warrant that the representations and warranties contained in Clause 4 of the Agreement (except those contained in Clause 4.9 and Clause 4.16) are true and correct at the date of this Drawdown Notice and (except those contained in Clause 4.9 [and Clause 4.16]3 ) will be true and correct on               20[ ]; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

3 Not to be in first Drawdown Notice, only to include in subsequent Drawdown Notices

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[We further confirm and certify that no material adverse change has occurred since the Execution Date in the business, assets, operations, condition (financial or otherwise) or prospects of the Guarantors or their subsidiaries or in the facts and information regarding such entities as represented to date4 ].

We select the period of [       ] months as the [first] Interest Period in respect of the Drawing.

Yours faithfully

TEEKAY LNG PARTNERS L.P.
By: TEEKAY GP L.L.C., its General Partner

By:
Name:
Title:

4 To be in first Drawdown Notice only.

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SCHEDULE 6

Calculation of the Mandatory Cost

1
The Mandatory Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300 per cent. per annum.

Where E is the rate of charge payable by a Bank to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Agent as being the average of the Fee Tariffs applicable to that Bank for that financial year).

5	For the purposes of this Schedule:

(a)	"Eligible Liabilities and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

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(b)	"Facility Office" means the office notified by a Bank to the Agent in writing on or before the date it becomes a Bank as the office through which it will perform its obligations under the Agreement;

(c)
"Fee Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee Rules but taking into account any applicable discount rate); and

(e)
"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union;

(f)	"Parties" means any party to the Agreement, including its successors in title permitted assigns and permitted transferees; and

(g)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
If requested by the Agent, each Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Bank as being the average of the Fee Tariffs applicable to that Bank for that financial year).

7
Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank Shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

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8
The percentages of each Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless the Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as in its Facility Office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

12
The Agent may from time to time, after consultation with the Borrower and the Banks determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 7

Form of Compliance Certificate : Teekay LNG Partners L.P.

To:     ING Bank N.V. (the "Agent")
From: Teekay LNG Partners L.P. (the "Borrower")
Date: [•]

Dear Sirs,

We refer to an agreement (the "Agreement") dated [                        ] 2006 and made between (inter alia) (1) ourselves as borrower (2) the banks and financial institutions listed in Schedule 1 of the Agreement as banks and (3) the Agent as the agent and security trustee (as from time to time amended, varied, novated or supplemented).

Terms defined or construed in the Agreement have the same meanings and constructions in this Certificate.

We attach the relevant calculation details applicable on the last day of our financial [year][quarter] ending [•] (the "Relevant Period") which confirm that:-

1
the aggregate of Free Liquidity and undrawn committed revolving credit lines available to be drawn by the Borrower and/or its Subsidiaries (but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) was at all times equal to or greater than/fell below $35,000,000. Therefore the condition contained in Clause 10.2.15(i) of the Loan Agreement [has/has not] been complied with in respect of the Relevant Period.

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2
The Tangible Net Worth of the Borrower [was at all times equal to or greater than/fell below] $400,000,000. Therefore the condition contained in Clause 10.2.15(ii) of the Loan Agreement [has/has not] been complied with.

TEEKAY LNG PARTNERS L.P.
By: TEEKAY GP L.L.C., its General Partner
By:
Name:
Title:

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SIGNED by	)
duly authorised for and on behalf	)
of TEEKAY GP L.L.C. as General Partner	)
for and on behalf of	)
TEEKAY LNG PARTNERS L.P.	)
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of ING BANK N.V.	)
(as the Agent))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of ING BANK N.V.	)
(as the Arranger))
in the presence of:-)

SIGNED by	)
duly authorised for and on behalf	)
of ING BANK N.V.	)
(as Bank))

SIGNED by	)
duly authorised for and on behalf	)
of ALLIANCE & LEICESTER	)
COMMERICAL FINANCE PLC	)
(as Bank))

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SIGNED by	)
duly authorised for and on behalf	)
of BANCO BILBAO	)
VIZCAYA ARGENTARIA S.A.	)
(as Bank))

SIGNED by	)
duly authorised for and on behalf	)
of CAJA DE AHORROS Y MONTE DE	)
PIEDAD DE MADRID	)
(as Bank))

SIGNED by	)
duly authorised for and on behalf	)
of KfW
(as Bank))

SIGNED by	)
duly authorised for and on behalf	)
of LANDESBANK HESSEN-)
THURINGEN GIROZENTRALE	)
(as Bank))

SIGNED by	)
duly authorised for and on behalf	)
of LLOYDS TSB BANK PLC	)
(as Bank))

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Executed Version

DATED                                            2006

TEEKAY LNG PARTNERS L.P.
(as borrower)

- and -

ING BANK N.V.
and others
(as banks)

- and -

ING BANK N.V.
(as arranger)

- and -

ING BANK N.V.
(as agent and security trustee)

_________________________________________

US$330,000,000 SECURED
REDUCING REVOLVING LOAN
FACILITY AGREEMENT
_________________________________________

STEPHENSON HARWOOD
One, St. Paul's Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 1138/819

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	CONTENTS	Page

1	Definitions and Interpretation	1
2	The Facility and its Purpose	20
3	Conditions Precedent and Subsequent	26
4	Representations and Warranties	29
5	Repayment and Prepayment	34
6	Interest	36
7	Fees	37
8	Security Documents	37
9	Agency and Trust	38
10	Covenants	48
11	Earnings	54
12	Events Of Default	54
13	Application of Monies	60
14	Assignment and Sub-Participation	61
15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality	64
16	Communications	69
17	General Indemnities	70
18	Miscellaneous	72
19	Law and Jurisdiction	76
SCHEDULE 1		78
The Banks, the Commitments and the Proportionate Shares		78
SCHEDULE 2		80
The Vessels		80
SCHEDULE 3		81
Reduction Schedule		81
SCHEDULE 4		82
Form of Transfer Certificate English Version		82
Form of Transfer Certificate Spanish Version		85
SCHEDULE 5		89
Form of Drawdown Notice		89
SCHEDULE 6		91
Calculation of the Mandatory Cost		91
SCHEDULE 7		94
Form of Compliance Certificate : Teekay LNG Partners L.P.		94

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